As filed with the Securities and Exchange Commission on October 4, 2005
Registration No. 333–128510

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NEXEN INC.
(Exact name of Registrant as specified in its charter)

Canada	1311	98-6000202
(Province or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.,
incorporation or organization)	Classification Code Number)	if applicable)

801–7th Avenue S.W.
Calgary, Alberta
Canada T2P 3P7
(403) 699-4000
(Address and telephone number of Registrant’s principal executive offices)
Nexen Petroleum U.S.A. Inc.
12790 Merit Drive
Suite 800, LB 94
Dallas, Texas 75251
(972) 450-4600
(Name, address and telephone number (including area code) of agent for service in the United States)

Copies to:
John B. McWilliams Nexen Inc. 801 – 7th Avenue S.W. Calgary, Alberta Canada T2P 3P7 (403) 699-4000

Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Christopher J. Cummings Shearman & Sterling 4405 Commerce Court West 199 Bay Street, P.O. Box 247 Toronto, ON M5L 1E8 (416) 360-8484	Craig B. Brod Jeffrey D. Karpf Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.
Province of Alberta, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box below):

A.	☑.	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐
          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
PART II
PART III
Item 1. Undertaking
Item 2. Consent to Service of Process
SIGNATURES
EXHIBITS
EX-4.9: UNDERWRITING AGREEMENT
EX-5.1: CONSENT OF DELOITTE & TOUCHE LLP
EX-5.2: CONSENT OF PRICEWATERCOUSECOOPERS LLP
EX-5.3: CONSENT OF DEGOLYER AND MACNAUGHTON
EX-5.4: CONSENT OF BLAKE, CASSELS & GRAYDON LLP
EX-4.9: UNDERWRITING AGREEMENT
EX-5.1: CONSENT OF DELOITTE & TOUCHE LLP
EX-5.2: CONSENT OF PRICEWATERCOUSECOOPERS LLP
EX-5.3: CONSENT OF DEGOLYER AND MACNAUGHTON
EX-5.4: CONSENT OF BLAKE, CASSELS & GRAYDON LLP
PART I
INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Short Form Prospectus

Secondary Offering	October 4, 2005
Nexen Inc.
$406,875,000
7,500,000 Common Shares
     This prospectus qualifies the distribution of 7,500,000 of our common shares (the “Offered Shares”) being sold by Ontario Teachers’ Pension Plan Board (“Ontario Teachers”’). We will not be entitled to any of the proceeds from the sale of the Offered Shares. Ontario Teachers’ beneficially owns approximately 14.8% of our outstanding common shares. Immediately upon completion of this offering, Ontario Teachers’ will own approximately 31,088,836, or 11.9%, of our common shares (30,088,836 common shares representing 11.5% of our common shares if the Over-Allotment Option (as defined below) is exercised in full). See “Selling Shareholder”.
     Our common shares are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “NXY”. On October 3, 2005, the closing price of our common shares on the TSX was $55.65 per share and the closing price of our common shares on the NYSE was U.S.$47.59 per share. The price of the Offered Shares was determined by negotiation between Ontario Teachers’ and the underwriter of this offering, TD Securities Inc. (“TD Securities”).
     We are permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. We have prepared our financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of U.S. companies. Information regarding the impact upon our financial statements of significant differences between Canadian and U.S. generally accepted accounting principles is contained in the notes to the consolidated financial statements incorporated by reference in this prospectus.
     You should be aware that the purchase of the Offered Shares may have tax consequences both in the United States and Canada. This prospectus may not describe these tax consequences fully for investors who are resident in, or citizens of, the United States. You should read the tax discussion in this prospectus.
     Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, most of our officers and directors and most of the experts named in this prospectus are residents of Canada, and a substantial portion of our assets are located outside the United States.
     There are certain risk factors that should be carefully reviewed by prospective purchasers. See “Risk Factors”.

Price: $54.25 per Common Share

			Net Proceeds
			to Ontario
	Price to the Public	Underwriter’s Fee	Teachers’(1)

Per Offered Share	$54.25	$1.25	$53.00
Total(2)	$406,875,000	$9,375,000	$397,500,000

Notes:

(1)	Before deducting the expenses of this offering, estimated at $3,000,000. Ontario Teachers’ will pay the underwriter’s fee and has agreed to reimburse us for all reasonable expenses incurred by us in connection with this offering.

(2)	Ontario Teachers’ has granted to TD Securities an over-allotment option (the “Over-Allotment Option”) exercisable at any time, in whole or in part, for a period of 30 days following the closing of this offering, to purchase up to an additional 1,000,000 of our common shares, at the same price as set forth above, to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriter’s Fee and Net Proceeds to Ontario Teachers’ (before deducting expenses of the offering) will be $461,125,000, $10,625,000 and $450,500,000, respectively. This prospectus also qualifies the distribution of the Over-Allotment Option and the common shares issuable upon exercise of the Over-Allotment Option. See “Plan of Distribution”.
     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.
     TD Securities, as principal, conditionally offers the Offered Shares for sale, subject to prior sale, if, as and when transferred by Ontario Teachers’ and delivered to and accepted by TD Securities in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution” and subject to the approval of certain legal matters on our behalf by Blake, Cassels & Graydon LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, on behalf of Ontario Teachers’ by Goodmans LLP and Cleary Gottlieb Steen & Hamilton LLP, and on behalf of TD Securities by Bennett Jones LLP and Shearman & Sterling LLP.
     TD Securities is an affiliate of a Canadian chartered bank which is a lender to us and to which we are presently indebted. Consequently, we may be considered to be a connected issuer of TD Securities under applicable Canadian securities legislation. Ontario Teachers’ and certain of its subsidiaries conduct business with various Canadian and non-Canadian financial institutions, including TD Securities and the Canadian chartered bank affiliate of TD Securities. These business activities are conducted in the ordinary course of business for each of Ontario Teachers’ (or its subsidiary in question) and TD Securities and its Canadian chartered bank affiliate and include activities such as brokerage and trading services, credit financings, landlord and tenant relationships and investing activities. While neither Ontario Teachers’ nor TD Securities believes that these business activities affect the independence of TD Securities as the underwriter of this offering, for the purposes of Canadian securities laws, it is possible that a reasonable prospective purchaser of the Offered Shares might question the independence of TD Securities, which would result in Ontario Teachers’ being a “connected issuer” of TD Securities for the purposes of those laws. See “Use of Proceeds” and “Relationships Between Nexen and the Selling Shareholder and the Underwriter”.
     In connection with this offering, TD Securities may over allot or effect transactions that stabilize or maintain the market price of our common shares in accordance with applicable market stabilization rules. TD Securities may offer the Offered Shares at a lower price than stated above. See “Plan of Distribution”.
     Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Certificates representing the Offered Shares will be available for delivery at closing. Closing of the offering is expected to occur on or about October 7, 2005 or such other date as we, Ontario Teachers’ and TD Securities may mutually agree, but in any event not later than October 21, 2005.
     You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. Neither we nor TD Securities has authorized anyone to provide you with information different from that contained in this prospectus. TD Securities is offering to sell, and seeking offers to buy, the Offered Shares only in jurisdictions where, and to persons to whom, offers and sales are lawfully permitted. The information contained in this prospectus or incorporated by reference in this prospectus is accurate only as of the date in respect of which such information is given, regardless of the time of delivery of this prospectus or of any sale of the Offered Shares.

DEFINITIONS AND OTHER MATTERS
      In this prospectus, unless otherwise indicated, references to “we”, “us”, “our”, “Nexen” or the “Corporation” are to Nexen Inc. and its consolidated subsidiaries, including partnerships. All references to “dollars”, “Cdn.$” or “$” are to Canadian dollars and all references to “U.S.$” are to United States dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus is determined using Canadian generally accepted accounting principles.
      “BOE” means barrels of oil equivalent converting 6,000 cubic feet (“6 Mcf”) of natural gas to one barrel of oil equivalent and one barrel of natural gas liquids to one barrel of oil equivalent, and “BOE/d” means barrels of oil equivalent per day. Nexen has adopted the standard of 6 Mcf:1 BOE when converting natural gas to BOEs. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf:1 BOE is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.
      This prospectus is part of a registration statement on Form F-10 relating to the Offered Shares that we filed with the U.S. Securities and Exchange Commission (the “SEC”). This prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Offered Shares.
      We prepare our consolidated financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differ from U.S. generally accepted accounting principles (“U.S. GAAP”). Therefore, our consolidated financial statements incorporated by reference in this prospectus and in the documents incorporated by reference in this prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP. You should refer to Note 19 of our consolidated financial statements for the year ended December 31, 2004 and Note 16 of our interim consolidated financial statements for the three and six months ended June 30, 2005 for a discussion of the principal differences between our financial results determined under Canadian GAAP and under U.S. GAAP.
      The information incorporated by reference in this prospectus concerning the business and operations of Nexen Petroleum U.K. Limited, formerly EnCana (U.K.) Limited (“EnCana U.K.”), has been derived from information provided by EnCana U.K., EnCana (U.K.) Holdings Limited (“Holdings”) and EnCana Corporation (“EnCana”) and the public disclosure filings of EnCana U.K. and EnCana. Information has also been derived from the December 31, 2003 audited consolidated financial statements of EnCana U.K. and its subsidiaries (the “Group”), prepared in accordance with accounting principles generally accepted in the United Kingdom (with a reconciliation of consolidated net income for the year ended December 31, 2003 and the consolidated balance sheet as at December 31, 2003 to U.S. GAAP and to Canadian GAAP). Further information has been derived from the unaudited interim consolidated financial statements of the Group as at September 30, 2004 and for each of the nine month periods ended September 30, 2004 and 2003, prepared in accordance with generally accepted accounting principles in the United Kingdom (with a reconciliation of consolidated net income for each of the nine month periods ended September 30, 2004 and 2003 and the consolidated balance sheet as at September 30, 2004 to U.S. GAAP and to Canadian GAAP).

CURRENCY EXCHANGE RATES
      During the periods set forth below, the noon-day exchange rates for United States dollars per Canadian dollar were as follows, as reported by the Bank of Canada:

	Six Months Ended June 30,				Year Ended December 31,

	2005		2004		2004		2003		2002

Rate at the end of period	U.S.$	0.8159	U.S.$	0.7460	U.S.$	0.8308	U.S.$	0.7738	U.S.$	0.6331
Average rate during period		0.8096		0.7472		0.7683		0.7135		0.6369
Highest rate during period		0.8342		0.7879		0.8493		0.7738		0.6618
Lowest rate during period		0.7872		0.7159		0.7159		0.6350		0.6199
      On October 3, 2005, the noon-day exchange rate was U.S.$0.8577 equals Cdn.$1.00.
FORWARD-LOOKING STATEMENTS
      This prospectus contains or incorporates by reference forward-looking statements. All statements other than statements of historical fact included or incorporated by reference in this prospectus, and which address activities, events or developments that we expect or anticipate may or will occur in the future, are forward-looking statements. We believe that the forward-looking statements made are reasonable based on information available to us on the date such statements were made. However, no assurance can be given as to future results, levels of activity and achievements. All subsequent forward-looking statements are expressly qualified in their entirety by these cautionary statements. Forward-looking statements are typically identified by words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, or similar words suggesting future outcomes or our outlook. Forward-looking statements included or incorporated by reference in this prospectus include statements with respect to such things as:

•	future crude oil, natural gas or chemicals prices;

•	future production levels;

•	future cost recovery oil revenues and our share of production from operations in Yemen;

•	future capital expenditures and their allocation to exploration and development activities;

•	future sources of funding for our capital program;

•	future debt levels;

•	future cash flows and their uses;

•	future drilling of new wells;

•	ultimate recoverability of reserves;

•	future changes to reserves estimates;

•	operation, production, reserves and prospects relating to the Buzzard, Scott and Telford fields and other exploration properties acquired pursuant to our acquisition of EnCana U.K.;

•	expected finding and development costs;

•	expected operating costs;

•	future demand for chemicals products;

•	future expenditures and allowances relating to environmental matters; and

•	dates by which certain areas will be developed or will come on-stream.
      Such forward-looking statements are subject to risks, uncertainties and other factors, many of which are beyond our control and each of which contributes to the possibility that our forward-looking statements will not occur or that actual results, levels of activity and achievements may differ materially from those expressed or implied by such statements, including, but not limited to: general economic, market or business conditions; market prices for oil and gas and chemicals products; our ability to produce and transport crude oil and natural gas to markets; our ability to expand our production in the near and longer-term through the exploration and development drilling and related activities in relation to the Buzzard, Scott and Telford fields and nearby exploration properties and through the use of the Scott production platform; our significant development commitments with respect to existing projects such as our Long Lake oil sands project (the “Long Lake Project”) and the third phase of our

Syncrude project as well as the Buzzard field; our ability to complete our various projects on time and on budget; the anticipated production from our reserves and the decline rates associated with this production; foreign currency exchange rates; economic conditions in the countries and regions in which we carry on business; competitive actions by other companies; the opportunities (or lack of opportunities) that may be presented to us and our affiliates; actions by governmental authorities, including increases in taxes, changes in environmental and other laws and regulations; renegotiation of contracts; labour unrest; political uncertainty, including actions by terrorists, insurgent groups or other conflict including conflict betweens states; natural disasters; and other factors, many of which are beyond our control. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these risks, uncertainties and factors are interdependent and management’s future course of action depends upon our assessment of all information available at that time.
      These additional factors are described in more detail in our management’s discussion and analysis of financial condition and results of operations (“MD&A”) included in our Annual Information Form that is comprised of our Annual Report on Form 10-K dated March 1, 2005, and in the MD&A for the three and six months ended June 30, 2005, each as filed with the securities commission or similar regulatory authority in each of the provinces of Canada (the “Commissions”) and incorporated by reference herein. You should not place undue reliance on forward-looking statements, as the plans, intentions or expectations upon which they are based might not occur or come to fruition. Statements relating to “reserves” or “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future. You should also carefully consider the matters discussed under the heading “Risk Factors” in this prospectus and the risks described in the other documents incorporated by reference in this prospectus.
      Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results, performance or achievements may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. We do not intend, and do not assume any obligation, to update these forward-looking statements, except as required under applicable law.
DOCUMENTS INCORPORATED BY REFERENCE
      We file annual and quarterly financial information, material change reports and other information with the Commissions. The Commissions allow us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. The following documents have been incorporated by reference in, and form an integral part of, this prospectus:

(a) the Management Proxy Circular dated March 10, 2005 relating to our annual general and special meeting of shareowners held on April 27, 2005, excluding those portions thereof which appear under the headings “Compensation and Human Resources Committee Report” and “Share Performance Graph” (which portions shall be deemed not to have been filed as part of, or be incorporated by reference in, this prospectus);

(b) the Annual Information Form, which is comprised of our Annual Report on Form 10-K dated March 1, 2005;

(c) the consolidated balance sheet as at December 31, 2004 and 2003 and the consolidated statements of income, cash flows and shareholders’ equity for the three years ended December 31, 2004, together with the report thereon dated February 7, 2005 of our independent auditors Deloitte & Touche LLP, as contained in our Annual Report on Form 10-K dated March 1, 2005;

(d) management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2004, as contained in our Annual Report on Form 10-K dated March 1, 2005;

(e) the comparative interim consolidated financial statements (unaudited) including management’s discussion and analysis of financial condition and results of operations for the three and six month periods ended June 30, 2005;

(f) the audited consolidated financial statements of EnCana U.K. as at and for the year ended December 31, 2003, as contained in our amended business acquisition report dated February 25, 2005;

(g) the unaudited interim consolidated financial statements of EnCana U.K. as at September 30, 2004 and for the nine month periods ended September 30, 2004 and 2003, as contained in our amended business acquisition report dated February 25, 2005; and

(h) the pro forma consolidated statement of income (unaudited) for the year ended December 31, 2004, giving effect to the acquisition of EnCana U.K., as filed on the System for Electronic Document Analysis and Retrieval (“SEDAR”) under the category “Other” on May 12, 2005.

      Any document of the types referred to above, including any interim financial statements or material change reports (other than confidential material change reports) filed by us with the Commissions after the date of this prospectus and prior to the termination of this distribution shall be deemed to be incorporated by reference into this prospectus. In addition, any report filed by us with the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934 after the date of this prospectus until the termination of this distribution shall be deemed to be incorporated by reference into the registration statement of which this prospectus forms a part, if and to the extent expressly provided in such report.
      Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be incorporated by reference herein or to constitute a part of this prospectus.
      Information has been incorporated by reference in this prospectus from documents filed with the Commissions. Copies of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) may be obtained on request without charge from the Assistant Secretary of Nexen at 801 — 7th Avenue S.W., Calgary, Alberta, Canada, T2P 3P7, telephone (403) 699-4000. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Assistant Secretary at the above-mentioned address and telephone number.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form F-10 relating to the Offered Shares. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
      We file annual and quarterly financial information and material change reports and other material with the SEC and with the Commissions. Under a multi-jurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and copy any document that we have filed with the SEC at the SEC’s public reference rooms in Washington, D.C. and Chicago, Illinois. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that we have filed with the Commissions at www.sedar.com.
ENFORCEABILITY OF CIVIL LIABILITIES
      We are a corporation existing under the Canada Business Corporations Act. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Offered Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Offered Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.
      We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Nexen Petroleum U.S.A. Inc. as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of the Offered Shares under this prospectus.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
      The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) the Underwriting Agreement; (ii) our Annual Information Form, which is comprised of our Annual Report on Form 10-K dated March 1, 2005; (iii) the Management Proxy Circular dated March 10, 2005 relating to our annual general and special meeting of shareowners held on April 27, 2005, excluding those portions thereof which appear under the headings “Compensation and Human Resources Committee Report” and “Share Performance Graph”; (iv) the consolidated balance sheet as at December 31, 2004 and 2003 and the consolidated statements of income, cash flows and shareholders’ equity for the three years ended December 31, 2004, together with the report thereon dated February 7, 2005 of our independent auditors Deloitte & Touche LLP, as contained in our Annual Report on Form 10-K dated March 1, 2005; (v) management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2004, as contained in our Annual Report on Form 10-K dated March 1, 2005; (vi) the comparative interim consolidated financial statements (unaudited) including management’s discussion and analysis of financial condition and results of operations for the three and six month periods ended June 30, 2005; (vii) the audited consolidated financial statements of EnCana U.K. as at and for the year ended December 31, 2003, as contained in our amended business acquisition report dated February 25, 2005; the unaudited interim consolidated financial statements of EnCana U.K. as at September 30, 2004 and for the nine month periods ended September 30, 2004 and 2003, as contained in our amended business acquisition report dated February 25, 2005; (ix) the pro forma consolidated statement of income (unaudited) for the year ended December 31, 2004, giving effect to the acquisition of EnCana U.K., as filed on SEDAR under the category “Other” on May 12, 2005; (x) consent of Deloitte & Touche LLP; (xi) consent of PricewaterhouseCoopers LLP; (xii) consent of DeGolyer & MacNaughton; (xiii) consent of Blake, Cassels & Graydon LLP; and (xiv) powers of attorney.

NEXEN INC.
      We are an independent, Canadian-based global energy and chemicals company incorporated under the laws of Canada. Previously Canadian Occidental Petroleum Ltd., we were formed in Canada in 1971 from the reorganization of two Occidental Petroleum Corporation subsidiaries. We combined their Canadian crude oil, natural gas, sulphur and chemical operations. For financial reporting purposes, we report on four main segments: Oil and Gas; Syncrude; Oil and Gas Marketing; and Chemicals. Our Oil and Gas operations are broken down geographically into the U.S. Gulf of Mexico, North Sea, Canada, Yemen and Other International (Colombia and offshore West Africa). Results from our Long Lake oil sands project are included in Canada. We also have a 7.23% interest in Syncrude Canada Ltd. (“Syncrude”). Oil and Gas Marketing includes our crude oil, natural gas and power marketing business in North America and southeast Asia. Chemicals, in which we hold a 61.4% interest through our 61.4% interest in Canexus Limited Partnership, includes operations in North America and Brazil that manufacture, market and distribute sodium chlorate, caustic soda and chlorine.
      Our head office and principal place of business is located at 801 – 7th Avenue S.W., Calgary, Alberta, T2P 3P7.
      We conduct a substantial portion of our operations through subsidiaries, including partnerships, all of which are directly or indirectly wholly-owned, with the exception of Canexus Limited Partnership, of which we own 61.4%. The following table lists our material subsidiaries and their jurisdiction of formation.

Name	Jurisdiction of Formation

Nexen Marketing	Alberta Partnership
Canadian Nexen Petroleum Yemen	Alberta Partnership
Nexen Petroleum Offshore USA Inc.	Delaware Corporation
Nexen Petroleum U.S.A. Inc.	Delaware Corporation
Nexen Petroleum U.K. Limited	United Kingdom Corporation
Nexen Oil Sands Partnership	Alberta Partnership
Nexen Canada No. 2	Alberta Partnership
Canexus Limited Partnership	Alberta Limited Partnership
RECENT DEVELOPMENTS
Impact of Hurricane Rita
      On September 20, 2005, we shut-in all of our production in the Gulf of Mexico, consisting of approximately 50,000 BOE/d, in anticipation of Hurricane Rita. On September 28, 2005, we announced that initial inspections of our Gulf of Mexico production facilities revealed mostly minor damage. Only two platforms — Vermillion 321 and 340 — sustained significant damage. The inspections indicated topside damage to these platforms and further assessments will be required to determine if there is structural damage. Production from these platforms prior to the hurricane was approximately 3,900 BOE/d. Our initial inspections of our remaining facilities on the shelf in the Gulf of Mexico revealed only minor damage.
      The deep-water facilities that handle our production from the Gunnison and Aspen fields sustained only minor damage and oil production has resumed at the Gunnison field. We expect production from the Aspen field to resume within a few days once minor repairs are completed and dependant on pipeline infrastructure being available. Exploration drilling operations at our Castleton and Knotty Head fields has resumed.
      Resumption of production from some facilities may be dependant on a more complete assessment of damage and the ability of transportation infrastructure to accept the production. We carry insurance that, subject to certain deductibles, we anticipate should cover business interruption arising from property damage as a result of the hurricane.
Sale of Certain Canadian Oil and Natural Gas Properties for $946 Million
      During the third quarter of 2005, we completed the sale of certain conventional oil and natural gas properties in southeast Saskatchewan, northwest Saskatchewan, northeast British Columbia and the Alberta foothills for approximately $946 million, before closing adjustments. At December 31, 2004, the properties had proved reserves of approximately 49 million BOE and proved plus probable reserves of approximately 64 million BOE. In the second quarter of 2005, the properties produced 18,600 BOE/d. Proceeds from the dispositions were used to reduce debt and for general corporate purposes.
      The results of operations of these sold properties have been disclosed as discontinued operations in our interim consolidated financial statements for the three and six month periods ended June 30, 2005, incorporated by reference in this prospectus. Information with respect to our net sales from continuing operations and our net income from continuing operations and discontinued operations for the last eight quarters after giving effect to these discontinued operations is provided in our

Summary of Quarterly Results table contained in our MD&A for the three and six month periods ended June 30, 2005, incorporated by reference in this prospectus.
      Had the results of operations of these sold properties been disclosed as discontinued operations in our consolidated statement of income for the year ended December 31, 2004, the following changes would have been made to our consolidated statement of income for the year ended December 31, 2004:

(millions of
Cdn. dollars)

Reduction to Net Sales	233
Reduction to Marketing and Other	1
Reduction to Operating Expenses	40
Reduction to Depreciation, Depletion, Amortization and Impairment	69
Reduction to Exploration Expense	3
Reduction to Future Income Taxes	45
Reduction to Net Income from Continuing Operations	77
Increase to Net Income from Discontinued Operations	77
Impact on Net Income	—

Reduction to Earnings per Common Share from Continuing Operations — Basic ($/share)	0.60
Reduction to Earnings per Common Share from Continuing Operations — Diluted ($/share)	0.59

Impact on Earnings per Common Share — Basic ($/share)	—
Impact on Earnings per Common Share — Diluted ($/share)	—
Disposition of a Portion of the Chemicals Business
      During the third quarter of 2005, we sold our chemicals business to Canexus Limited Partnership for approximately $1 billion, comprised of approximately $501 million cash and the retention of a 61.4% interest by us in Canexus Limited Partnership. Canexus Income Fund, a TSX-listed income trust, acquired the remaining 38.6% interest in Canexus Limited Partnership. The limited partnership units of Canexus Limited Partnership that we own are exchangeable into trust units of Canexus Income Fund on a one-for-one basis at any time at our option. Proceeds from the disposition were used to reduce debt and for general corporate purposes.
SELLING SHAREHOLDER
      As of September 21, 2005, Ontario Teachers’ beneficially owned 38,588,836 common shares, representing approximately 14.8% of our outstanding common shares, with a market value of approximately $2.2 billion. Ontario Teachers’ made its initial investment in Nexen through the acquisition of 40,447,140 common shares (adjusted for the 2005 two-for-one stock split) for approximately $600 million in April 2000. Immediately following the completion of this offering, Ontario Teachers’ will beneficially own 31,088,836 common shares, or approximately 11.9% of our common shares, valued at approximately $1.730 billion based on the closing price of our common shares on the TSX on October 3, 2005 (30,088,836 common shares representing 11.5% of our common shares and a value of $1.674 billion if the Over-Allotment Option is exercised in full). Ontario Teachers’ is selling the Offered Shares as part of a normal rebalancing of its portfolio. The Offered Shares represent less than 3% of our outstanding common shares.
      Ontario Teachers’ will pay the underwriter’s fee and has agreed to reimburse us for all reasonable expenses incurred by us in connection with this offering.
USE OF PROCEEDS
      We will not receive any of the proceeds from the sale of the Offered Shares. The net proceeds to Ontario Teachers’ from the sale of the Offered Shares are estimated to be approximately $394,500,000 ($447,500,000 if the Over-Allotment Option is exercised in full) after deducting the underwriter’s fees and the estimated expenses of this offering, which will be paid by Ontario Teachers’.
      TD Securities is an affiliate of a Canadian chartered bank which is a lender to us and to which we are indebted. Ontario Teachers’ and certain of its subsidiaries conduct business with various Canadian and non-Canadian financial institutions, including TD Securities and a Canadian chartered bank that is an affiliate of TD Securities. Consequently, both we and Ontario

Teachers’ may be considered to be connected issuers of TD Securities under applicable Canadian securities legislation. See “Relationships Between Nexen and the Selling Shareholder and the Underwriter”.
DESCRIPTION OF SHARE CAPITAL
Authorized Capital
      Our authorized capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of Class A preferred shares without nominal or par value, issuable in series. As at October 3, 2005, 260,879,092 common shares were issued and outstanding and no Class A preferred shares have been issued.
Common Shares
      Each common share entitles the holder to receive notice of and to attend all meetings of our shareholders, other than meetings at which only the holders of a specified class or series of shares are entitled to vote. Each common share entitles the holder to one vote, except at meetings at which only holders of a specified class or series of shares are entitled to vote. The holders of common shares are entitled, subject to the rights, privileges, restrictions and conditions attaching to other classes of shares of Nexen, to receive any dividend declared by Nexen on the common shares and to receive the remaining property of Nexen upon dissolution. There are no pre-emptive or conversion rights attaching to the common shares and the common shares are not subject to redemption. All common shares currently outstanding and to be outstanding upon exercise of outstanding options and warrants are, or will be, fully paid and non-assessable.
      Our by-laws provide for certain rights of holders of our common shares in accordance with the provisions of the Canada Business Corporations Act. Such by-laws may be amended either by a majority vote of the holders of common shares or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of our shareholders whereupon the by-law amendment must be confirmed, confirmed as amended or rejected by a majority vote of the shareholders voting on such matter.
      Our shareholders do not have cumulative voting rights on the election of our directors. Therefore, the holders of more than 50% of the common shares voting for the election of our directors could, if they chose to do so, elect all of the directors and, in such event, the holders of the remaining common shares would not be able to elect any director.
Shareowner Rights Plan
      We are party to a shareowner rights plan agreement (the “Rights Plan”) with CIBC Mellon Trust Company as rights agent, designed to encourage the fair treatment of shareowners in connection with an unsolicited offer for Nexen. Under the Rights Plan, one right (a “Right”) has been issued and attached to each common share outstanding and will be attached to each common share subsequently issued.
      Each Right entitles the holder thereof to purchase from us one common share at an exercise price equal to three times the market price per common share subject to adjustments (the “Exercise Price”). However, if a person becomes the beneficial owner of 20% or more of the outstanding common shares, other than pursuant to a Permitted Bid or certain other exceptions, or announces the intent to commence a take-over bid, each Right (other than Rights beneficially owned by the offeror and certain related parties) shall constitute the right to purchase from us that number of common shares that have a market value at the date of occurrence equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (i.e. at a 50% discount).
      A “Permitted Bid” under the Rights Plan is a take-over bid (within the meaning of Canadian law) made by way of a take-over bid circular that satisfies all of the following conditions:

•	the bid is made to all owners of common shares;

•	the bid must remain open for at least 60 days and more than 50% of the outstanding common shares (other than common shares beneficially owned on the date of the bid by the offeror and certain related parties) must be deposited under the bid and not withdrawn before any common shares may be taken up and paid for; in addition, if 50% of the common shares are so deposited and not withdrawn, the offeror must make an announcement to that effect, and must leave the bid open for an additional ten business days; and

•	under the terms of the bid, common shares may be deposited at any time between the date of the bid and the date common shares are taken up and paid for, and any common shares so deposited may be withdrawn until taken up and paid for.
      The Rights Plan will expire at the close of the annual meeting of shareowners in 2008, unless shareowners approve the continuation of the Rights Plan at or before the annual meeting of shareowners in 2008, in which case the Rights Plan will expire at the termination of the annual meeting of shareowners in 2011. The principal terms of the Rights Plan have been summarized in our management proxy circular dated March 10, 2005, which is incorporated by reference into this prospectus.

CONSOLIDATED CAPITALIZATION
      The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2005. This table should be read in conjunction with our unaudited interim consolidated financial statements for the six months ended June 30, 2005 and related notes and management’s discussion and analysis incorporated by reference into this prospectus. The following table does not reflect the transactions described under “Recent Developments” in this prospectus (see Notes 2 and 3 to the table below).

June 30, 2005(1)

(millions of
Cdn. dollars)
Cash and Cash Equivalents(2)	$102

Short-Term Borrowings(2)	$53

Long-Term Debt
Acquisition Credit Facilities, due 2005 and 2007(2)(3)	580
Syndicated Term Credit Facilities(2)(4)	346
6.85% Redeemable Debentures, due 2006(5)	94
6.45% Redeemable Medium Term Notes, due 2007(6)	150
6.30% Redeemable Medium Term Notes, due 2008(7)	125
5.05% Redeemable Notes, due 2013(8)	613
5.20% Notes, due 2015(9)	306
7.40% Redeemable Notes, due 2028(10)	245
7.875% Redeemable Notes, due 2032(11)	613
5.875% Notes, due 2035(12)	968
7.35% Subordinated Debentures, due 2043(13)	564

Total Long-Term Debt	4,604

Shareholders’ Equity(14)
Common Shares(14)	694
Contributed Surplus	1
Retained Earnings	2,546
Cumulative Foreign Currency Translation Adjustment	(82)

Total Shareholders’ Equity	3,159

Total Capitalization	$7,816

Notes:

(1)	For the purposes of this capitalization table, all U.S. dollar amounts have been converted to Canadian dollars based on the noon-day exchange rate as at June 30, 2005.

(2)	Subsequent to June 30, 2005, proceeds from asset dispositions were used to repay amounts outstanding under the Acquisition Credit Facilities and the Syndicated Term Credit Facilities. Cash and cash equivalents at August 31, 2005 was $503 million. In connection with the sale of Nexen’s chemicals business to Canexus Limited Partnership during the third quarter of 2005, Canexus Limited Partnership borrowed U.S.$164 million from its committed, secured, revolving term credit facilities which are available until 2009. The indebtedness of Canexus Limited Partnership is secured by, among other things, a floating charge debenture over all of Canexus Limited Partnership’s assets and by certain guarantees, security interests and subordination agreements provided by certain affiliates of Canexus Limited Partnership (which do not include Nexen Inc.).

(3)	At June 30, 2005 we had committed, unsecured, non-revolving credit facilities (the “Acquisition Credit Facilities”) totalling U.S.$973 million. The credit facilities included a bridge facility in the amount of U.S.$473 million, which was advanced on December 1, 2004 and used to fund a portion of the purchase price for the acquisition of EnCana U.K. and a development facility in the amount of U.S.$500 million, which could be drawn upon to finance a portion of our share of the costs for the development and operation of the acquired assets. Subsequent to June 30, 2005, the bridge facility was repaid in full and the development facility was replaced with a new credit facility.

(4)	During July 2005, we replaced existing term credit facilities with committed, unsecured, revolving term credit facilities totalling U.S.$2.0 billion which are available until 2010. The lenders have the option to extend the terms annually. Interest is payable monthly at floating rates.

(5)	During November 1996, we issued $100 million of unsecured 10 year redeemable debentures. Interest is payable semi-annually at a rate of 6.85% and the principal is to be repaid in November 2006. In December 1996, $50 million of this obligation was effectively converted through an interest rate and currency exchange contract with a Canadian chartered bank to a U.S.$37 million liability bearing interest at an effective rate of 6.75% for the term of the debentures. The debentures are redeemable, in whole or in part, at any time by us at a price equal to the greater of par and an amount calculated to provide a yield equal to the yield on a Government of Canada bond having a term to maturity equal to the remaining term of the debentures plus 0.10%.

(6)	During July 1997, we issued $150 million principal amount of notes. Interest is payable semi-annually at a rate of 6.45% and the principal is to be repaid in July 2007. The notes are redeemable, in whole or in part, at any time by us at a price equal to the greater of par and an amount calculated to provide a yield equal to the yield on a Government of Canada bond having a term to maturity equal to the remaining term of the notes plus 0.125%.

(7)	During October 1997, we issued $125 million principal amount of notes. Interest is payable semi-annually at a rate of 6.30% and the principal is to be repaid in June 2008. The notes are redeemable, in whole or in part, at any time by us at a price equal to the greater of par and an amount calculated to provide a yield equal to the yield on a Government of Canada bond having a term to maturity equal to the remaining term of the notes plus 0.125%.

(8)	During November 2003, we issued U.S.$500 million aggregate principal amount of notes. Interest is payable semi-annually at a rate of 5.05% and the principal is to be repaid in November 2013. The notes are redeemable, in whole or in part, at any time at a redemption price equal to the greater of par and an amount calculated to provide a yield equal to the yield on a United States Treasury security having a term to maturity equal to the remaining term of the notes plus 0.20%.

(9)	During March 2005, we issued U.S.$250 million of notes. Interest is payable semi-annually at a rate of 5.20% and the principal is to be repaid in March 2015. We may redeem part or all of the notes at any time. The redemption price will be the greater of par and an amount that provides the same yield as a United States Treasury security having a term to maturity equal to the remaining term of the notes plus 0.15%.

(10)	During April 1998, we issued U.S.$200 million principal amount of notes. Interest is payable semi-annually at a rate of 7.40% and the principal is to be repaid in May 2028. The notes are redeemable, in whole or in part, at any time by us at a price equal to the greater of par and an amount calculated to provide a yield equal to the yield on a United States Treasury security having a term to maturity equal to the remaining term of the notes plus 0.25%.

(11)	During March 2002, we issued U.S.$500 million principal amount of notes. Interest is payable semi-annually at a rate of 7.875% and the principal is to be repaid in March 2032. The notes are redeemable, in whole or in part, at any time by us at a price equal to the greater of par and an amount calculated to provide a yield equal to the yield on a United States Treasury security having a term to maturity equal to the remaining term of the notes plus 0.375%.

(12)	During March 2005, we issued U.S.$790 million of notes. Interest is payable semi-annually at a rate of 5.875% and the principal is to be repaid in March 2035. We may redeem part or all of the notes at any time. The redemption price will be the greater of par and an amount that provides the same yield as a United States Treasury security having a term to maturity equal to the remaining term of the notes plus 0.20%.

(13)	During November 2003, we issued U.S.$460 million principal amount of unsecured subordinated notes (“subordinated notes”). Interest is payable quarterly at a rate of 7.35% and the principal is to be repaid in November 2043. The subordinated notes are redeemable, in whole or in part, on or after November 8, 2008. We may satisfy our obligation to pay the applicable redemption price (excluding any accrued and unpaid interest) or principal amount of the subordinated notes with cash or through the issuance of common shares.

(14)	Authorized share capital consists of an unlimited number of Class A preferred shares of no par value and an unlimited number of common shares of no par value. At June 30, 2005, there were 260,316,860 common shares outstanding and no Class A preferred shares outstanding. At June 30, 2005, there were outstanding options to purchase 13,645,728 common shares. In May 2004, our shareholders approved a modification to our stock option plan to include a cash feature which gives the holders a right to either purchase common shares at the exercise price or to receive cash payments equal to the excess of the market value of the common shares over the exercise price. At June 30, 2005, we recognized a $182 million obligation in our consolidated financial statements for the graded vested portion of the outstanding options.

DETAILS OF THE OFFERING
      This offering consists of 7,500,000 Offered Shares at a price of $54.25 per Offered Share. Certificates in definitive form for the Offered Shares will be available at the closing of this offering. Up to an additional 1,000,000 of our common shares may be issued at a price of $54.25 per share pursuant to the Over-Allotment Option. See “Plan of Distribution.”
CERTAIN INCOME TAX CONSIDERATIONS
Canadian Federal Income Tax Considerations
      The following is a summary of the principal Canadian federal income tax consequences of the purchase, ownership and disposition of the Offered Shares generally applicable to purchasers of Offered Shares pursuant to this prospectus who are U.S. Holders (as defined below under the heading “Certain United States Federal Income Tax Considerations”) and, who, at all relevant times, are not and never have been residents of Canada for the purposes of the Income Tax Act (Canada) (the “Tax Act”) are residents of the United States for the purposes of the Canada — United States Income Tax Convention (1980) (the “Convention”), hold their Offered Shares as capital property, deal at arm’s length and are not affiliated with Ontario Teachers’ or us for the purposes of the Tax Act and do not use or hold and are not deemed to use or hold such Offered Shares in connection with a business carried on in Canada. Offered Shares will generally be considered to be capital property to a U.S. Holder unless the shares are held in the course of carrying on a business of trading or dealing in securities or were acquired in one or more transactions considered to be an adventure in the nature of trade. This summary does not apply to a U.S. Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere and such holders should consult their own tax advisers.
      This summary is based upon the current provisions of the Tax Act, the regulations thereunder in force at the date hereof (the “Regulations”), all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the provisions of the Convention as in effect on the date hereof. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any jurisdiction outside Canada. For the purposes of the Tax Act, all amounts must be determined in Canadian dollars.
      This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder. The tax liability of a U.S. Holder will depend on the holder’s particular circumstances. Accordingly, U.S. Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Dividends
      Dividends paid or credited or deemed to be paid or credited to a U.S. Holder in respect of the Offered Shares will be subject to Canadian withholding tax on the gross amount of the dividends. Under the Convention, the rate of Canadian withholding tax on dividends paid by us to a U.S. Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company which owns at least 10% of our voting stock at that time in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions
      A U.S. Holder will not be subject to tax in Canada on any capital gain realized on a disposition of Offered Shares, provided that the shares do not constitute “taxable Canadian property” of the U.S. Holder at the time of disposition. Generally, Offered Shares will not constitute taxable Canadian property to a U.S. Holder provided that such shares are listed on a prescribed stock exchange (which currently includes the TSX and the NYSE) at the time of the disposition and, during the 60-month period immediately preceding the disposition, the U.S. Holder, persons with whom the U.S. Holder does not deal at arm’s length, or the U.S. Holder together with all such persons has not owned 25% or more of the issued shares of any series or class of our capital stock.
      If the Offered Shares constitute taxable Canadian property to a particular U.S. Holder, any capital gain arising on their disposition may be exempt from Canadian tax under the Convention if at the time of disposition the Offered Shares do not derive their value principally from real property situated in Canada.
Certain United States Federal Income Tax Considerations
      This section summarizes the material United States federal income tax consequences to “U.S. Holders” (as defined below) of the purchase, ownership and disposition of Offered Shares, subject to the limitations in this prospectus. This section assumes that you hold Offered Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of

1986, as amended (the “Code”), for United States federal income tax purposes. In addition, this discussion does not address the tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. Furthermore, this section does not purport to be a complete analysis of all of the potential United States federal income tax considerations that may be relevant to particular holders of Offered Shares in light of their particular circumstances nor does it deal with all United States federal income tax consequences applicable to holders subject to special tax rules, including banks, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, tax-exempt entities, insurance companies, persons liable for alternative minimum tax, persons that actually or constructively own 10 percent or more of Offered Shares, persons that hold Offered Shares as part of a straddle or a hedging, constructive sale, synthetic security, conversion or other integrated transaction, pass-through entities (e.g., partnerships), persons whose functional currency is not the United States dollar, financial institutions, expatriates or former long-term residents of the United States, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, or regulated investment companies.
      If any entity that is classified as a partnership for United States federal income tax purposes holds Offered Shares, the tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for United States federal income tax purposes and persons holding Offered Shares through a partnership or other entity classified as a partnership for United States federal income tax purposes are urged to consult their tax advisors.
      This section is based on the Code, existing and proposed Treasury regulations thereunder, published rulings, court decisions and administrative interpretations, all as currently in effect. These laws are subject to change, repeal or revocation possibly on a retroactive basis so as to result in United States federal income tax consequences different from those discussed below.
      For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of Offered Shares and you are for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust (a) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
      This summary does not discuss United States federal income tax consequences to any beneficial owner of Offered Shares that is not a U.S. Holder.
      Because individual circumstances may differ, persons considering the purchase of Offered Shares are strongly urged to consult their tax advisors with respect to their particular tax situations and the particular tax effects of the purchase, ownership and disposition of Offered Shares, including the applicability of any state, local, foreign or other tax laws and possible changes in the tax laws or interpretations thereunder.

Taxation of Dividends
      Subject to the passive foreign investment company rules discussed below, if you are a U.S. Holder, you must include in your gross income as dividend income the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes), including the amount of any Canadian taxes withheld from this dividend. Distributions in excess of our current and accumulated earnings and profits (as determined for United States federal income tax purposes), including the amount of any Canadian taxes withheld from this distribution, will be treated as a non-taxable return of capital to the extent of your basis in the Offered Shares and afterwards as a capital gain. Because we do not maintain calculations of our earnings and profits under United States federal income tax principles, you should expect that the full amount of any dividend paid, including the amount of any Canadian taxes withheld from the dividend, will be taxable to you as dividend income. You must include the dividend in income when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. If you are a non-corporate U.S. Holder, dividends paid to you through 2008 may be subject to United States federal income tax at lower rates than other types of ordinary income, generally 15 percent, provided certain holding period and other requirements are satisfied. These requirements include (a) that we not be classified as a “passive foreign investment company”, which is commonly known by the acronym PFIC, and (b) that you not treat the dividend as “investment income” for purposes of the investment interest deduction rules. U.S. Holders should consult their own tax advisors regarding the application of these rules.
      To the extent that we pay dividends with respect to the Offered Shares in Canadian dollars, the United States dollar value of such dividends should be calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the dividend, regardless of whether the Canadian dollars are converted into United States dollars at that time. If Canadian dollars are converted into United States dollars on the date of actual or constructive receipt of such dividends, the tax basis of the U.S. Holder in such Canadian dollars will be equal to their United States dollar value on that date and, as a result, the U.S. Holder generally should not be required to recognize any foreign currency exchange gain or loss. Any gain recognized on a subsequent conversion or other disposition of the Canadian dollars generally will be ordinary income from sources within the United States for foreign tax credit limitation purposes, and any loss will be allocated to reduce income from sources within the United States.
      Dividends received by a U.S. Holder with respect to Offered Shares will be treated as foreign source income. For taxable years beginning on or before December 31, 2006, the foreign source income generally will be “passive income” or in the case of certain U.S. Holders, “financial services income,” which will be treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. For taxable years beginning after December 31, 2006, such dividends generally will be “passive category income” or “general category income”. Any Canadian tax withheld with respect to distributions made on the Offered Shares may, subject to certain limitations, be claimed as a foreign tax credit against a U.S. Holder’s United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. You should consult your own tax advisors concerning the application of the United States foreign tax credit rules to your particular situation.

Taxation of Capital Gains
      Subject to the passive foreign investment company rules discussed below, if you are a U.S. Holder and you sell or otherwise dispose of your Offered Shares, you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between the United States dollar value of the amount that you realize and your adjusted tax basis, determined in United States dollars, in your Offered Shares. Your adjusted tax basis in the Offered Shares will generally be the cost to you of such shares. Capital gain of a non-corporate U.S. Holder is generally taxed at a maximum rate of 15 percent if the property has been held more than one year. The deductibility of capital losses is subject to limitations. The gain or loss will generally be gain or loss from sources within the United States for foreign tax credit limitation purposes.

Passive Foreign Investment Company Discussion
      If during any taxable year, 75 percent or more of our gross income consists of certain types of “passive” income, or if the average quarterly value during a taxable year of our “passive assets” (generally, assets that generate passive income) is 50 percent or more of the average quarterly value of all of our assets, we will be classified as a “passive foreign investment company” for such year and in succeeding years. In general, “passive income” includes the excess of gains over losses from certain commodities transactions, including transactions involving oil and gas. However, net gains from commodities transactions are generally excluded from the definition of passive income if they are active business gains or losses from the sale of commodities, but only if substantially all of the Company’s commodities are stock in trade, property used in the business of the Company, or supplies of a type regularly used in the ordinary course of the Company’s business (the “active commodities business exclusion”).
      For purposes of the tests described in the preceding paragraph, if we own directly or indirectly at least 25 percent (by value) of the stock of another corporation, we will be treated as if we hold a proportionate share of the assets of the other corporation and receive directly a proportionate share of the income of the other corporation.
      Based on the nature of our income, assets and activities, we believe that we presently qualify for the active commodities business exclusion, and therefore we believe that we are not presently a passive foreign investment company. However, since the application to us of the relevant provisions of the Code and accompanying Treasury regulations is not completely clear, and because our operations and business plans may change in subsequent taxable years, we cannot conclude with certainty as to our present or future status as a passive foreign investment company.
      If we are classified as a passive foreign investment company, you may be subject to increased tax liability and an interest charge in respect of gain recognized on the sale or other disposition of your Offered Shares and upon the receipt of certain “excess distributions,” unless you make certain elections. For example, if our shares constitute “marketable stock” under applicable Treasury regulations, you may make a mark-to-market election to include in income each year as ordinary income an amount equal to the increase in value of your Offered Shares for that year or to claim a deduction for any decrease in value (but only to the extent of previous mark-to-market gains). Offered Shares currently qualify as marketable stock (although there can be no assurance that this will continue to be the case). However, the mark-to-market rules do not appear to prevent the application of “excess distribution” rules in respect of shares of any of our subsidiaries in the event that any of our subsidiaries were considered a passive foreign investment company. Accordingly, if we and one or more of our subsidiaries were considered passive foreign investment companies, and you made a mark-to-market election with respect to us, you may remain subject to certain “excess distribution” rules with respect to your indirectly owned shares of one or more of our subsidiaries.
      U.S. Holders should consult their own tax advisors with respect to the passive foreign investment company issue and its potential application to their particular situation.

Information Reporting and Backup Withholding
      If you are a non-corporate U.S. Holder, information reporting requirements on Internal Revenue Service (“IRS”) Form 1099 generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of Offered Shares effected at a United States office of a broker, unless you come within certain categories of exempt recipients.
      Additionally, backup withholding may apply to such payments if you are a non-corporate U.S. Holder that does not come within certain categories of exempt recipients and you:

•	fail to provide an accurate taxpayer identification number,

•	are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns, or

•	in certain circumstances, fail to comply with other applicable requirements of the backup withholding rules.
      A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.
      Any amounts withheld from payments to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided the required information is furnished to the IRS in a timely manner. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.
PLAN OF DISTRIBUTION
      Pursuant to an underwriting agreement (the “Underwriting Agreement”) dated September 23, 2005 among Ontario Teachers’, us, and TD Securities as the underwriter, and subject to the terms and conditions contained therein, Ontario Teachers’ has agreed to sell and TD Securities has agreed to purchase on October 7, 2005 or on such other date as may be agreed upon, but in any event not later than October 21, 2005, the Offered Shares at a price of $54.25 per Offered Share, for aggregate consideration of $406,875,000, payable to Ontario Teachers’ against delivery of certificates representing the Offered Shares. The obligations of TD Securities under the Underwriting Agreement may be terminated at its discretion upon the occurrence of certain stated events. TD Securities is, however, obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement.
      Ontario Teachers’ has granted to TD Securities the Over-Allotment Option, exercisable at any time, in whole or in part, for a period of 30 days following closing of this offering, to purchase up to an additional 1,000,000 of our common shares at a price of $54.25 per share to cover over-allotments, if any, and for market stabilization purposes. If TD Securities exercises the Over-Allotment Option in full, Ontario Teachers’ will be obligated to sell those common shares and will receive additional gross proceeds of $54,250,000. This prospectus also qualifies the distribution of the Over-Allotment Option and the common shares issuable upon the exercise of the Over-Allotment Option.
      The Underwriting Agreement provides that Ontario Teachers’ will pay TD Securities a fee of $1.25 per Offered Share, for an aggregate fee of $9,375,000 ($10,625,000 if the Over-Allotment Option is exercised in full), or 2.3% of the gross proceeds of the offering, in consideration of services performed in connection with this offering.
      The offering price was determined by negotiation between Ontario Teachers’ and TD Securities. TD Securities proposes to offer the Offered Shares initially at the offering price specified on the cover page of this prospectus. After TD Securities has made a reasonable effort to sell all of the Offered Shares at the price specified on the cover page, the offering price may be decreased and may be further changed from time to time to an amount not greater than that set out on the cover page.
      This offering is being made concurrently in Canada and the United States pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in Canada and the United States. The Offered Shares will be offered in Canada and the United States through TD Securities either directly or through its U.S. or Canadian broker-dealer affiliate or agent registered in each jurisdiction. Subject to applicable law, TD Securities may offer the Offered Shares outside of Canada and the United States.
      Under the Underwriting Agreement, Ontario Teachers’ has agreed that without the prior written consent of TD Securities, for a period of 60 days following the date of closing of this offering, it will not sell or offer for sale, directly or indirectly, any common shares of Nexen or securities convertible into or exchangeable for common shares of Nexen, other than in any transactions made on behalf of Ontario Teachers’ by third party investment managers with discretionary investment authority where Ontario Teachers’ has no prior knowledge of such transactions.
      Pursuant to rules and policy statements of certain securities regulators, TD Securities may not, at any time during the period ending on the date the selling process for the Offered Shares ends and all stabilization arrangements relating to the Offered Shares are terminated, bid for or purchase common shares. The foregoing restrictions are subject to certain exceptions including (a) a bid for or purchase of common shares if the bid or purchase is made through the facilities of the TSX in accordance with the Universal Market Integrity Rules of Market Regulation Services Inc., and (b) a bid or purchase on behalf of a client, other than certain prescribed clients, provided that the client’s order was not solicited by an underwriter, or if the client’s order was solicited, the solicitation occurred before the commencement of a prescribed restricted period. In addition, TD Securities may engage in market stabilization or market balancing activities where the bid for or purchase of common shares is for the purpose of maintaining a fair and orderly market in the common shares, subject to price limitations applicable to such bids or purchases. Such transactions, if commenced, may be discontinued at any time.
      We and Ontario Teachers’ have agreed to indemnify TD Securities against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and Canadian provincial securities legislation, or to contribute to payments TD Securities may be required to make in respect of any of those liabilities. Both we, as issuer, and Ontario Teachers’, as selling securityholder, have statutory liability for damages arising out of a misrepresentation in this prospectus to purchasers in respect of the Offered Shares.
RELATIONSHIPS BETWEEN NEXEN AND THE SELLING SHAREHOLDER
AND THE UNDERWRITER
      TD Securities is an affiliate of a Canadian chartered bank which is a lender to us and to which we are indebted. Consequently, we may be considered to be a connected issuer of TD Securities under applicable Canadian securities legislation. As at September 28, 2005, we were indebted to the Canadian chartered bank affiliated with TD Securities in the aggregate amount of $110 million. Of this amount, $89 million was unsecured indebtedness of Nexen Inc. and the remaining $21 million was indebtedness of Canexus Limited Partnership, of which we currently own 61.4%. The indebtedness of Canexus Limited Partnership is secured by, among other things, a floating charge debenture over all of Canexus Limited Partnership’s assets and by certain guarantees, security interests and subordination agreements provided by certain affiliates of Canexus Limited Partnership (which do not include Nexen Inc.). Both we and Canexus Limited Partnership are in compliance with the terms of the agreements governing the credit facilities with the affiliate of TD Securities, and the respective financial positions of Nexen and Canexus Limited Partnership have not changed since the applicable indebtedness was incurred.
      Ontario Teachers’ and certain of its subsidiaries conduct business with various Canadian and non-Canadian financial institutions, including TD Securities and the Canadian chartered bank affiliate of TD Securities. These business activities are conducted in the ordinary course of business for each of Ontario Teachers’ (or its subsidiary in question) and TD Securities and its Canadian chartered bank affiliate and include activities such as brokerage and trading services, credit financings, landlord and tenant relationships and investing activities. While neither Ontario Teachers’ nor TD Securities believes that these business activities affect the independence of TD Securities as the underwriter of this offering, for the purposes of Canadian securities laws, it is possible that a reasonable prospective purchaser of the Offered Shares might question the independence of TD Securities, which would result in Ontario Teachers’ being a “connected issuer” of TD Securities for the purposes of those laws.
      The Canadian chartered bank affiliated with TD Securities was not involved in Ontario Teachers’ and our decision to distribute the Offered Shares offered hereby. TD Securities negotiated the public offering price of the Offered Shares with Ontario Teachers’. We will not receive any of the proceeds from the sale of the Offered Shares, and Ontario Teachers’ has advised us that the net proceeds received by Ontario Teachers’ pursuant to this offering will not be applied, directly or indirectly, for the benefit of TD Securities or its affiliates.

RISK FACTORS
      Prospective purchasers of the Offered Shares should consider carefully the risk factors relating to an investment in our common shares and our business, set forth below, as well as the other information contained and incorporated by reference in this prospectus before purchasing the Offered Shares offered hereby. Any of the following risks, as well as risks and uncertainties currently not known to us, could materially adversely affect our business, financial condition or results of operations, which in turn could have a material adverse effect on the price of our common shares. Certain statements under this caption constitute forward-looking statements. See “Forward-Looking Statements”.
A substantial or extended decline in oil and natural gas prices could have a material adverse effect on us.
      Crude oil and natural gas are commodities which are sensitive to numerous worldwide factors, many of which are beyond our control, and are generally sold at contract or posted prices. Changes in world crude oil and natural gas prices may significantly affect our results of operations and cash generated from operating activities. Consequently, such prices also may affect the value of our oil and gas properties and our level of spending for oil and gas exploration and development.
      Our crude oil prices are based on various reference prices, primarily the West Texas Intermediate crude oil reference price (“WTI”) and other prices which generally track the movement in WTI. Adjustments are made to the reference price to reflect quality differentials and transportation. WTI and other international reference prices are affected by numerous and complex worldwide factors such as supply and demand fundamentals, economic outlooks, production quotas set by the Organization of Petroleum Exporting Countries and political events. Quality differentials are affected by local supply and demand factors.
Exploring for and extracting oil and natural gas, and the production of chlorine, subjects us to various operational risks.
      Acquiring, developing and exploring for oil and natural gas involves many risks. These include: encountering unexpected formations or pressures; premature declines of reservoirs; blow-outs, well bore collapse, equipment failures and other accidents; craterings and sour gas releases; uncontrollable flows of oil, natural gas or well fluids; and environmental risks.
      We operate two facilities that are located in close proximity to populated areas, and each processes materials of potential harm to the local populations. At Balzac, just north of Calgary, we operate a gas plant that processes sour gas. In North Vancouver, Canexus Limited Partnership operates a chlor-alkali plant that produces chlorine.
      Although we maintain insurance according to customary industry practice, we may not be fully insured against all of these risks. Losses resulting from the occurrence of these risks may have a material adverse impact on our financial results.
Our offshore operations are subject to interruptions from natural disasters.
      Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. When possible, we take precautionary measures of temporarily shutting-in production, de-manning facilities and ceasing drilling operations. We carry insurance to compensate us for physical damage and business interruption, subject to normal deductions, resulting from such weather conditions.
      Our operations in the Gulf of Mexico have been suspended, from time to time, due to hurricanes or tropical storms. For example, on September 20, 2005 we shut-in all of our production in the Gulf of Mexico, consisting of approximately 50,000 BOE/d, in anticipation of Hurricane Rita . See “Recent Developments — Impact of Hurricane Rita”. While operations are generally restored quickly and production losses are not material, we have had one instance in the last five years where production was suspended for an extended period of time and substantial damage to facilities was incurred. In 2002, our facilities at Eugene Island 295 were damaged during Hurricane Lili. Production from this field was suspended for about four months while temporary production facilities were put in place. During this period, production volumes were reduced by approximately 2,500 BOE/d. Production was restored at a reduced rate through temporary facilities for approximately six months while installation of new permanent facilities was completed. It is estimated that volumes were reduced by approximately 1,800 BOE/d during this period. Although there was no significant financial impact after business interruption and property insurance claims, losses resulting from the occurrence of significant adverse weather conditions may have a material adverse impact on our financial results.
If we fail to find or acquire additional reserves, our reserves and production will decline from current levels.
      Our future crude oil and natural gas reserves and production, and therefore our operating cash flows and results of operations, are highly dependent upon our success in exploiting our current reserve base and acquiring or discovering additional reserves. Without reserve additions through exploration, acquisition or development activities, our reserves and production will decline over time as reserves are produced. The business of exploring for, developing or acquiring reserves is capital intensive.

To the extent cash flows from operations are insufficient and external sources of capital become limited or unavailable, our ability to make the necessary capital investments to maintain and expand our oil and natural gas reserves will be impaired.
Oil and natural gas reserves estimates are based on expectations regarding future circumstances which may prove to be inaccurate.
      Over the past three years, we experienced net negative revisions of 337 million BOE to our proved reserves (including Syncrude and before royalties). This includes 239 million BOE related to changes in year-end prices, of which 246 million BOE relates to the write-off of the reserves at our Long Lake Project as a result of low bitumen prices at the end of 2004. Positive price revisions of 7 million BOE related primarily to our Canadian heavy oil properties. The remaining negative revisions of 98 million BOE, representing about 12% of worldwide proved reserves, occurred primarily on our producing properties in Canada and Yemen. In Canada, the majority of the negative revisions of 64 million BOE occurred in 2003 as result of an ongoing assessment of the future production profiles of our properties and a reduction of proved undeveloped reserves based on drilling results and updated geological mapping. In Yemen, the negative revisions of 37 million BOE occurred largely in 2003 and 2004 and resulted primarily from lower-than-expected production performance, drilling results and updated geological mapping.
      About two-thirds of the 98 million BOE of net negative revisions were recognized as proved reserves based on projected future production performance of producing properties. These projections considered historical performance and expected future changes in production using all available engineering and geologic data. However, subsequent production performance did not meet our projections due to such factors as sand production, steeper than expected declines due to higher water cuts and the drilling of some infill locations which proved to have already been swept. The remainder of the reserves were recognized as proved undeveloped reserves based on production performance, well control and geologic mapping using seismic and other data. Lower than expected production, greater sweep efficiencies, and unsuccessful drilling caused us to revise our proved reserves estimates downward.
      Under SEC rules, we recognize our oil sands as bitumen reserves. As a result, we expect price related revisions, both positive and negative, to occur in the future as the economic producibility of our bitumen and heavy oil reserves are sensitive to year-end prices. In particular, since we recognize our oil sands as bitumen reserves and they are related to one project, all or none of the reserves will likely be considered economic depending on the year-end prices of bitumen, diluent and natural gas.
We operate in highly competitive industries.
      The oil and gas industry is highly competitive, particularly in the following areas: searching for and developing new sources of crude oil and natural gas reserves; constructing and operating crude oil and natural gas pipelines and facilities; and transporting and marketing crude oil, natural gas and other petroleum products. Our competitors include major integrated oil and gas companies and numerous other independent oil and gas companies. The petroleum industry also competes with other industries in supplying energy, fuel and related products to customers.
      The pulp and paper chemicals market is also highly competitive. Key success factors are: price; product quality; and logistics and reliability of supply.
      Competitive forces may result in shortages of prospects to drill, services to carry out exploration, development or operating activities, and infrastructure to produce and transport production. It may also result in an oversupply of crude oil and natural gas. Each of these factors could have a negative impact on costs and prices and, therefore, our financial results.
Our heavy oil properties may become uneconomic.
      Heavy oil is characterized by high specific gravity or weight and high viscosity or resistance to flow. Because of these features, heavy oil is more difficult and expensive to extract, transport and refine than other types of oil. Heavy oil also yields a lower price relative to light oil and gas, as a smaller percentage of high-value petroleum products can be refined from heavy oil. As a result, our heavy oil operations are exposed to the following risks: additional costs may be incurred to purchase diluent to transport heavy oil; there could be a shortfall in the supply of diluent which may cause its price to increase; and the market for heavy oil is more limited than for light oil making it more susceptible to supply and demand fundamentals which may cause the price to decline. Any one or combination of these factors could cause some of our heavy oil properties to become uneconomic to produce and/or result in negative reserve revisions.
      Additional risk factors relating to our Long Lake Project are provided under “Our investment in the Long Lake Project exposes us to a wide range of risks”.

Our investment in the Long Lake Project exposes us to a wide range of risks.
      Our Long Lake Project is planned as a fully integrated production, upgrading and co-generation facility. We intend to use Steam Assisted Gravity Drainage (“SAGD”) technology to recover bitumen from oil sands. As designed, the bitumen will be partially upgraded using the proprietary OrCrudetm process, followed by conventional hydrocracking to produce a sweet, premium synthetic crude oil. The OrCrudetm process also yields liquid asphaltines that will be gasified into a syngas. This syngas will be used as a fuel source for the SAGD process, a source of hydrogen for use in the upgrading process, and to generate electricity through a co-generation facility. We have a 50% working interest in this project, and our share of the construction cost is estimated to be $1.75 billion ($3.5 billion gross). Given the higher initial investment and operating costs to produce and upgrade bitumen, the payout period for the project is longer and the economic return is lower than a conventional light oil project with an equal volume of reserves.
      Risks associated with the Long Lake Project include the following:

•	The actual costs to construct and develop the project may be higher than expected or the project may not be completed on time or at all. The impact of these variances may be significant.

•	The application of SAGD to the in-situ recovery of bitumen from oil sands is in the early stages of application in commercial oil sands projects. Variances in the anticipated performance of SAGD could have a significant adverse impact on the future activities and economic return of the project.

•	In the event we are unable to upgrade bitumen using the OrCrudetm process, we may decide to sell it as bitumen without upgrading it. This would expose us to various risks relating to the market for bitumen and the costs to purchase diluent and natural gas. These factors could cause our operating costs to increase, our revenues to decrease and the project may not be profitable.

•	We are undertaking the Long Lake Project jointly with OPTI Canada Inc. (“OPTI”). If our interest in any element of the project falls below 25%, OPTI may be able to make decisions respecting that element without our input, which may adversely affect our operations.

•	The success of the project and our investment in the project depends to a significant extent on the proprietary technology of OPTI and proprietary technology of third parties that has been, or is required to be, licensed by OPTI. There can be no assurance that OPTI will be able to obtain or defend the intellectual property rights necessary for the operation and possible further expansion of the Long Lake upgrader.

•	The project is subject to the customary hazards of recovering, transporting and processing hydrocarbons such as fires, explosions, gaseous leaks, migration of harmful substances, blowouts and oil spills. Recovering bitumen from oil sands and upgrading the recovered bitumen involves particular risks including production disruption due to the interdependence of its components, high operating pressures and temperatures, production of sour gas, and production of carbon dioxide emissions.

•	Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of Western Canada, including the lands on which the Long Lake Project is located. Such claims, if successful, could have a significant adverse effect on the project and on us.

•	The Long Lake Project competes with other producers of synthetic crude oil blends and other producers of conventional crude oil. The expansion of existing operations and development of new projects by others could materially increase the supply of synthetic crude oil and other competing crude oil products in the marketplace and have a negative impact on prices and the revenues obtainable by us from the project.
      For additional detail concerning risks related to the Long Lake Project, please refer to our Annual Report on Form 10-K dated March 1, 2005 incorporated by reference in this prospectus and to the other risk factors relating to the oil and gas industry contained in this prospectus.
If our large projects under development are not completed, our results from operations may be adversely impacted.
      We have significant commitments in connection with various development activities currently underway. The Syncrude Stage 3 expansion is currently 93% complete and is expected to commence production in mid-2006. Development and construction activities on the Buzzard field are approximately 82% complete and is expected to commence production in late-2006. Detailed project engineering on our Long Lake SAGD and upgrading project near Fort McMurray, Alberta is currently over 90% complete. Bitumen production from the Long Lake Project is expected to be achieved in the second half of 2006 and the first commercial production of upgraded synthetic crude oil is expected to be achieved in mid-2007. Our combined capital commitments for these projects are anticipated to be $714 million in the second half of 2005 and $1,125 million in 2006. In these projects, we are exposed to the possibility of cost overruns, which may be significant, and/or delays in commencement of commercial production.
Our marketing and hedging activities could result in significant losses.
      Our marketing operation is involved in the marketing and trading of crude oil, natural gas and power through the use of physical purchase and sales contracts as well as formal commodity contracts to enhance price realizations from the sale of our proprietary and third party production and to lock-in margins. These activities expose us to commodity price risk. The marketing operation actively manages this risk by utilizing energy-related futures, forwards, swaps and options, and generally attempts to balance its physical and financial contracts in terms of contract volumes and timing of performance and delivery obligations. However, net open positions may exist or may be established to take advantage of existing market conditions.
      Open positions and derivative instruments expose us to certain risks, including the risk of loss from fluctuating commodity prices, credit risks if a counterparty is unable to meet its contractual obligations and the risk of margin calls from third-parties. The inability to close out options, futures and forward positions could have an adverse impact on the use of derivative instruments to effectively hedge our portfolio and/or generate income from marketing activities.
The concentration of some of our producing assets exposes us to risks of loss of significant production from a single event.
      A portion of our production is generated from highly productive individual wells or central production facilities. Examples include: central processing facility, oil pipeline, and export terminal at our Yemen operations; Gunnison SPAR production platform in the Gulf of Mexico; highly productive Aspen wells tied-in to a third-party processing facility in the Gulf of Mexico; and Scott production platform in the North Sea.
      As significant production is generated from each of these assets, any single event causing an interruption to these operations could result in the loss of production and materially affect our results of operation. We carry insurance to compensate us for physical damage and business interruption arising from most circumstances but it does not provide for losses arising from equipment failures.
The unconventional nature of coal bed methane production subjects us to additional risks.
      Coal bed methane (“CBM”) is commonly referred to as an unconventional form of natural gas because it is primarily stored through adsorption by the coal itself rather than in the pore space of the rock like most conventional gas. The gas is released in response to a drop in pressure in the coal. If the coal is water saturated, water generally needs to be extracted to reduce the pressure and allow gas production to occur. CBM wells typically have lower producing rates and reserves per well than conventional gas wells, although this varies by area. CBM fields are likely to require up to eight gas wells per section to efficiently extract the natural gas. Regulatory approval is required to drill more than one well per section. As a result, the timing of drilling programs and land development can be uncertain.
      We are testing the feasibility of gas production from the Mannville coals in the Fort Assiniboine region of Alberta. These coals are deeper than other producing CBM projects and are water saturated. These projects require significant up-front capital investment in the form of land acquisition and drilling and completion costs. A significant period of time may be required to sufficiently de-water the coals to determine if commercial production is feasible. As a result, we may have to invest significant capital in CBM assets before they achieve commercial rates of production. The wells may never achieve commercial rates of production as there are no commercially proven Mannville CBM projects in operation.
      CBM projects in some areas of the United States have had negative public reaction due to certain water disposal practices. In Canada, as in the United States, water disposal practices are regulated to ensure public safety and water conservation. Nevertheless, negative public perception around CBM production could impede our access to the resource.
Our foreign operations expose us to risk of political and economic instability.
      We operate in numerous countries, some of which may be considered politically and economically unstable. Our operations and related assets are subject to the risks of actions by governmental authorities, insurgent groups or terrorists. We conduct our business and financial affairs to protect against political, legal, regulatory and economic risks applicable to operations in the various countries where we operate. However, there can be no assurance that we will be successful in protecting ourselves against these risks and the related financial consequences.

Fluctuations in exchange rates give rise to foreign currency exposure.
      A substantial portion of our activities are transacted in or referenced to United States dollars. Revenues, expenses, capital expenditures and related net assets of our oil and gas and chemicals operations outside Canada are primarily United States dollar denominated. Prices received in Canada for sales of our crude oil, natural gas and a portion of our chemicals products are referenced to United States dollar denominated prices. Also, we have the ability to borrow on a short-term and long-term basis in United States dollars. Our Buzzard project in the North Sea creates foreign currency exposure as a portion of the capital costs are denominated in British pounds and Euros. Fluctuations in exchange rates between the United States and Canadian dollar, and between the United States or Canadian dollar and other foreign currencies, including but not limited to the British pound and the Euro, could have an adverse effect on our financial condition.
Increases in interest rates could give rise to increased debt payment obligations.
      We use both fixed and floating rate debt to finance our operations. The floating rate debt obligations expose us to changes in interest payments due to fluctuations in interest rates, which could have an adverse effect on our financial condition.
The inability of counterparties to fulfill their obligations to us could adversely impact our results of operations.
      Credit risk affects both our trading and non-trading activities and there is the risk of loss if counterparties do not fulfill their contractual obligations. Most of our receivables are with counterparties in the oil and gas energy trading industry and are subject to normal industry credit risk. The inability of any one or more of these counterparties to fulfill their obligations to us may adversely impact our results of operations.
Changes to governmental regulations affecting the oil and gas industry could have a material adverse impact on us.
      The petroleum industry is subject to regulation and intervention by governments in such matters as the awarding of exploration and production interests, the imposition of specific drilling obligations, environmental protection controls, control over the development and abandonment of fields (including restrictions on production) and possibly expropriation or cancellation of contract rights. As well, governments may regulate or intervene with respect to price, taxes, royalties and the exportation of oil and natural gas. Such regulations may be changed from time to time in response to economic or political conditions. The implementation of new regulations or the modification of existing regulations affecting the oil and gas industry could reduce demand for natural gas and crude oil, increase our costs and may have a material adverse effect on our results of operations and financial condition.
Our business is subject to environmental legislation which subjects us to additional risks.
      Environmental risks inherent in the oil and gas and chemicals industries are becoming increasingly sensitive as related laws and regulations become more stringent worldwide. Many of these laws and regulations require us to remove or remedy the effect of our activities on the environment at present and former operating sites, including dismantling production facilities and remediating damage caused by the disposal or release of specified substances. Damage from the environmental risks may have a material adverse effect on our results of operations and financial condition.
The Kyoto Protocol could have a material adverse impact on our operations.
      The Kyoto Protocol came into force on February 16, 2005. Canada ratified the Kyoto Protocol in December 2002. In 1997, Canada committed to an emission reduction of 6% below 1990 levels during the First Commitment period (2008 to 2012). On March 24, 2005, the Canadian government introduced to Parliament for first reading Bill C-43 “An Act to Implement Certain Provisions of the Budget Tabled by Parliament on February 23, 2005” (Bill C-43), which contained certain proposals relating to the Kyoto Protocol. While the content of Bill C-43 and whether it will eventually pass into law remains in doubt, it constitutes the first attempt by the Canadian government to implement obligations under the Kyoto Protocol. As well, on April 13, 2005, Environment Canada released its Kyoto Plan, which sets out a number of initiatives, including the lowering of the target for reductions in greenhouse gas emissions by large final emitters from the initial target of 55 megatons to a new target of 45 megatons. Any required reductions in the greenhouse gases emitted from our operations could result in increases in our capital expenditures and operating expenses, especially those related to the Long Lake Project, which could have an adverse effect on our results of operations and financial condition.

Our share price may be volatile and you may lose all or part of your investment.
      The market price of our common shares could fluctuate significantly, in which case you may not be able to resell your shares at or above the offering price. The market price of our common shares may fluctuate based on a number of factors in addition to those listed in this prospectus, including:

•	our operating performance and the performance of our competitors and other similar companies;

•	the public’s reaction to our press releases, our other public announcements and our filings with the Commissions and/or the SEC;

•	changes in earnings estimates or recommendations by research analysts who track our common shares or the stocks of other companies in our industry;

•	changes in general economic conditions;

•	the number of our common shares to be publicly traded after this offering;

•	actions of our current shareholders, including sales of common shares;

•	the arrival or departure of key personnel;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors;

•	other developments affecting us, our industry or our competitors; and

•	the factors listed under the heading “Forward-Looking Statements”.
      In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common shares. The price of our common shares could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.
ELIGIBILITY FOR INVESTMENT
      Based on legislation in effect on the date of this prospectus, the Offered Shares offered hereby are, at the date hereof, qualified investments under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans.
LEGAL MATTERS
      Certain legal matters relating to the Offered Shares will be passed upon on our behalf by Blake, Cassels & Graydon LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, on behalf of Ontario Teachers’ by Goodmans LLP and Cleary Gottlieb Steen & Hamilton LLP, and on behalf of TD Securities by Bennett Jones LLP and Shearman & Sterling LLP. The partners and associates of each of Blake, Cassels & Graydon LLP, Goodmans LLP and Bennett Jones LLP, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding securities.
EXPERTS
      Our consolidated financial statements as at December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004 incorporated by reference into this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their report dated February 7, 2005 and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Deloitte & Touche LLP were appointed as our auditors on July 11, 2002.
      The financial statements of EnCana U.K. as at and for the year ended December 31, 2003 incorporated by reference into this prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as indicated in their report dated February 27, 2004 and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.
      Certain oil and natural gas reserves estimates for EnCana U.K. incorporated by reference in this prospectus are based upon a report prepared by DeGolyer & McNaughton dated January 2, 2004. As of the date of this prospectus, the directors, officers and associates of DeGolyer & MacNaughton, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding securities.

AUDITORS’ CONSENTS
      We have read the short form prospectus of Nexen Inc. (the “Corporation”) dated October 4, 2005 relating to the sale by Ontario Teachers’ Pension Plan Board of 7,500,000 common shares of the Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
      We consent to the use through incorporation by reference into the above mentioned prospectus of our report to the board of directors and shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2004 and 2003 and the consolidated statements of income, cash flows and shareholders’ equity for each of the years in the three year period ended December 31, 2004. Our report is dated February 7, 2005.

(Signed) Deloitte & Touche LLP
Chartered Accountants
Calgary, Alberta
October 4, 2005
      We have read the short form prospectus of Nexen Inc. (the “Corporation”) dated October 4, 2005 relating to the sale by Ontario Teachers’ Pension Plan Board of 7,500,000 common shares of the Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
      We consent to the use through incorporation by reference into the above mentioned prospectus of our report to the shareholder of EnCana (U.K.) Limited on the consolidated balance sheet of EnCana (U.K.) Limited as at December 31, 2003 and the consolidated profit and loss account and consolidated cash flow statement for the year then ended. Our report is dated February 27, 2004.

(Signed) PricewaterhouseCoopers LLP
Chartered Accountants
London, England
October 4, 2005
TRANSFER AGENT AND REGISTRAR
      The transfer agent and registrar for our common shares in Canada is CIBC Mellon Trust Company at its principal offices in Calgary, Alberta; Toronto, Ontario; Vancouver, British Columbia; and Montréal, Québec. The co-transfer agent for our common shares is Mellon Investor Services LLC in New York, New York.
PURCHASERS’ STATUTORY RIGHTS
      Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment thereto. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. You should refer to applicable provisions of the securities legislation of your province for the particulars of these rights or consult with a legal advisor.

PART II
INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
Section 124 of the Canada Business Corporations Act provides as follows:
124. (1) Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.
(2) Advance of Costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).
(3) Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual
(a)	acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
(4) Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).
(5) Right to indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)	fulfills the conditions set out in subsection (3).
(6) Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual
(a)	in the individual’s capacity as a director or officer of the corporation; or

(b)	in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.
(7) Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.
(8) Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.
(9) Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.
Section 7 of the By-laws of the Registrant contains the following provisions with respect to indemnification of the Registrant’s directors and officers with respect to certain insurance maintained by the Registrant with respect to its indemnification obligations:
7.01 Limitation Of Liability. Every director and officer of the Corporation shall act honestly and in good faith with a view to the best interests of the Corporation and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, including reliance in good faith on:
(a)	financial statements of the Corporation represented to the director by an officer of the Corporation or in a written report of the auditor of the Corporation fairly to reflect the financial condition of the Corporation; or

(b)	a report of a person whose profession lends credibility to a statement made by the professional person.
Subject to the above provisions, no director or officer is liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation are deposited, or for any loss occasioned by any error of judgement or oversight on the part of the director or officer, or for any other loss, damage or misfortune which happens in the execution of the duties of the officer or director; provided that nothing in this section relieves any director or officer from the duty to act in accordance with the Act or from liability for any breach of the Act.
7.02 Indemnity. Subject to the provisions of the Act, the Corporation shall indemnify a director officer, a former director or officer or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Corporation or other entity if, exercising the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances: (a) the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Corporation shall also indemnify any of the persons set out above in such other circumstances which the Act or law permits or requires. Nothing in this by-law limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law to the extent permitted by the Act or law.
7.03 Advance of Costs. The Corporation may advance moneys to any director, officer or other individual for the costs, charges and expenses of a proceeding referred to in Section 7.02. The individual, however, shall repay the money to the Corporation if the individual does not fulfill the conditions set out in subsection 7.02(a) and, as applicable, subsection 7.02(b).
7.04 Insurance. Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of any person referred to in Section 7.02 against any liability incurred by such person in their capacity as a director or officer of the Corporation or of another body corporate where the individual acts or acted in that capacity at the Corporation’s request.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Exhibits
See Exhibit Index beginning on page E-1.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process
     Concurrent with the filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 4th day of October, 2005.

NEXEN INC.
By:	/s/ Charles W. Fischer
	Name:	Charles W. Fischer
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 4, 2005.

Signature	Title

/s/ Charles W. Fischer	President and Chief Executive Officer and Director

Charles W. Fischer	(Principal Executive Officer)

/s/ Marvin F. Romanow	Executive Vice President and Chief Financial Officer

Marvin F. Romanow	(Principal Financial Officer)

*	Controller (Principal Accounting Officer)

Michael J. Harris

*	Director

Dennis G. Flanagan

*	Director

David A. Hentschel

Director

S. Barry Jackson

*	Director

Kevin J. Jenkins

*	Director

Eric P. Newell, O.C.

*	Director

Thomas C. O’Neill

Signature	Title

*	Director

Francis M. Saville, Q.C.

*	Director

Richard M. Thomson, O.C.

Director

John M. Willson

*	Director

Victor J. Zaleschuk

*By:	/s/ Charles W. Fischer	Attorney-in-Fact

Charles W. Fischer

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on October 4, 2005.

Nexen Petroleum U.S.A. Inc.
By:	/s/ Douglas B. Otten
	Name:	Douglas B. Otten
	Title:	President and Chairman of the Board

EXHIBITS

Exhibit
Number	Description
4.1*	The Registrant’s Management Proxy Circular dated March 10, 2005 relating to the annual general and special meeting of shareowners held on April 27, 2005, excluding those portions thereof which appear under the headings “Compensation and Human Resources Committee Report” and “Share Performance Graph” (which portions shall be deemed not to have been filed as part of, or incorporated by reference in, this Registration Statement on Form F-10) (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on March 22, 2005, Commission File No. 001-06702).

4.2*	The Registrant’s Annual Information Form, which is comprised of the Registrant’s Annual Report on Form 10-K dated March 1, 2005 (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2005, Commission File No. 001-06702).

4.3*	The consolidated balance sheet of the Registrant as of December 31, 2004 and 2003 and the consolidated statements of income, cash flows and shareholders’ equity for the three years ended December 31, 2004, together with the report thereon dated February 7, 2005 of the auditors of the Registrant, Deloitte & Touche LLP, as contained in the Registrant’s Annual Report on Form 10-K dated March 1, 2005 (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2005, Commission File No. 001-06702).

4.4*	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2004, as contained in the Registrant’s Annual Report on Form 10-K dated March 1, 2005 (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2005, Commission File No. 001-06702).

4.5*	The Registrant’s comparative interim consolidated financial statements (unaudited) including management’s discussion and analysis of financial condition and results of operations for the three and six month period ended June 30, 2005 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 15, 2005, Commission File No. 001-06702).

4.6*	The audited consolidated financial statements of EnCana U.K. as at and for the year ended December 31, 2003, (incorporated by reference to the Registrant’s Amendment No. 1 to its Current Report on Form 8-K as filed with the Commission on January 12, 2005, Commission File No. 001-06702).

4.7*	The unaudited interim consolidated financial statements of EnCana U.K. as at September 30, 2004 and for the nine month periods ended September 30, 2004 and 2003 (incorporated by reference to the Registrant’s Amendment No. 1 to its Current Report on Form 8-K as filed with the Commission on January 12, 2005, Commission File No. 001-06702).

E-1

Exhibit
Number	Description
4.8*	The Registrant’s pro forma consolidated statement of income (unaudited) for the year ended December 31, 2004, giving effect to the acquisition of EnCana U.K. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on May 12, 2005, Commission File No. 001-06702).

4.9	Underwriting Agreement.

5.1	Consent of Deloitte & Touche LLP.

5.2	Consent of PricewaterhouseCoopers LLP.

5.3	Consent of DeGolyer and MacNaughton.

5.4	Consent of Blake, Cassels & Graydon LLP.

6.1*	Powers of Attorney.

*	Incorporated by reference or previously filed.

E-2